ARTICLES OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                          COLORADO GOLD & SILVER, INC.

         Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation has adopted the following Articles of Amendment to its Articles of Incorporation:

         FIRST:  The name of the Corporation is Colorado Gold & Silver, Inc.

         SECOND: The Articles of Incorporation of the Corporation are hereby amended, as follows:

         a)       Article First is hereby amended to read:

                           The name of the corporation is hereby changed and the
                  new name is:      DYNAMIC I-T, INC.

         b) Article Third is hereby amended to read:

                           The Corporation  shall be authorized to engage in any
                  lawful business in the State of Colorado and the United States of America.

         c) Article Fourth "Common Stock" is hereby amended as follows:

         A reverse stock split in the ratio of 1-for-100 is hereby effected, by the addition of the following provision to the end of Article IV thereof:

         "Reverse Stock Split" On August 23, 1999 (the "Effective Date"), each share of the Corporation's Common Stock, no par value, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock Split"), into a fraction thereof of 1/100 of a share of the corporation's outstanding Common Stock, no par value (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the


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Corporation.  Any  fraction  of a share of New Common  Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If after the effectuation of the reverse split, any certificate holder will hold less than ten shares, then such certificate holder shall be automatically rounded up to ten whole shares. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of the holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the values of one share. If any New Certificates is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced of increased in accordance with applicable law.

         d) Article Ninth is hereby amended to read:

                  The number of directors of the corporation shall not be less than three nor more than nine, and the number of directors shall be determined by the Board of Directors from time to time by amendment to the Bylaws of the Corporation.

         THIRD: By written informal action, unanimously taken by the Board of Directors of the Corporation effective July 20, 1999, pursuant to and in accordance with Sections 7-108-202 and 7-110-103 of the Colorado Business Corporation Act, the Board of Directors of the Corporation duly adopted and recommended the amendments described above to the Corporation's shareholders for their approval.

         FOURTH: Notice having been properly given to the shareholders in accordance with Sections 7-107-105 and 7-110-103, at a meeting of shareholders held on August 3, 1999, the number of votes cast for the amendment by the shareholders entitled to vote on the amendment was sufficient for approval by the shareholders.

         IN WITNESS WHEREOF, COLORADO GOLD & SILVER, INC., has caused these presents to be signed in its name and on its behalf by Coke Reeves, its President, and its corporate seal to be hereunder affixed and attested by Rose Reeves, its Secretary, on the 14th day of August, 1999, and its President acknowledges that these articles of Amendment are the act and deed of Colorado Gold & Silver, Inc. and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.


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ATTEST:  COLORADO GOLD & SILVER, INC.


By: /s/ M. Coke Reeves                              By: /s/ Rose Reeves
    -----------------------                             ------------------------
    Coke Reeves, President                              Rose Reeves, Secretary